Exhibit 99.1

FOR IMMEDIATE RELEASE	May 19, 2026

Celestica Announces Election of Directors

TORONTO, Canada - Celestica Inc. (NYSE: CLS) (TSX: CLS), a global leader in data center infrastructure and advanced technology solutions, today announced, in accordance with the requirements of the Toronto Stock Exchange, that the nominees listed in its definitive proxy statement were elected as directors of the company at its Annual Meeting of Shareholders held earlier today.

On a vote by ballot, each of the following nine nominees proposed by management was elected as a director of Celestica:

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Kulvinder (Kelly) Ahuja	71,583,055	99.51%	354,035	0.49%
Robert A. Cascella	67,994,342	94.52%	3,942,748	5.48%
Christopher W. Colpitts	71,837,402	99.86%	99,689	0.14%
Françoise Colpron	67,276,010	93.52%	4,661,081	6.48%
Jill Kale	71,592,159	99.52%	344,932	0.48%
Laurette T. Koellner	66,610,878	92.60%	5,326,212	7.40%
Amar Maletira	70,781,945	98.39%	1,155,147	1.61%
Robert A. Mionis	68,015,476	94.55%	3,921,616	5.45%
David Reeder	71,778,785	99.78%	158,305	0.22%

About Celestica
Celestica is a technology leader dedicated to driving customer success and market advancements. With deep expertise in design, engineering, manufacturing, supply chain, and platform solutions, Celestica enables critical data center infrastructure for AI, cloud and hybrid cloud, and advances technologies in high-growth markets. With a talented team and a strategic global network, Celestica helps its customers achieve competitive advantages. For more information on Celestica, visit www.celestica.com. Our securities filings can be accessed at www.sedarplus.ca and www.sec.gov.

Contacts:

Celestica Global Communications (416) 448-2200 media@celestica.com	Celestica Investor Relations (416) 448-2211 clsir@celestica.com